Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Revlon, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-116160 and 333-147955) on Form S-8 and (Nos. 333-169223 and 333-141545) on Form S-3 of Revlon, Inc. of our reports dated March 11, 2021, with respect to the consolidated balance sheets of Revlon, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, stockholders’ deficiency, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Revlon, Inc.

/s/ KPMG LLP
New York, New York
March 11, 2021